Exhibit 99.2

For more information contact:

Andrew J. Bosman

Executive Director of Marketing and Communications

312.573.5631

NAVIGANT CONSULTING ANNOUNCES APPOINTMENT OF SCOTT J. KRENZ AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CHICAGO, July 25, 2007 – Navigant Consulting, Inc. (NYSE: NCI), a global consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions to legal counsel, government agencies and companies experiencing regulatory or structural challenges, today announced that Scott J. Krenz will join the Company in August as Executive Vice President and Chief Financial Officer. Mr. Krenz succeeds Ben W. Perks who is retiring in August.

Prior to joining Navigant Consulting Mr. Krenz was Chief Financial Officer for Sapient Corporation, and over a 20 year period held a variety of key financial roles within Electronic Data Systems (EDS) Corporation, including Treasurer, CFO of Europe and Controller. Mr. Krenz is a CPA and began his career in the audit practice of Ernst & Whinney.

“We are very pleased to have Mr. Krenz joining our leadership team,” stated William M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. “Scott brings a broad array of financial management, operating, internal control and compliance expertise. He has served as a public company CFO, in addition to successfully fulfilling leadership roles as an operating executive and shared services leader. His extensive global expertise in a consulting environment will be important as we continue to expand our service offerings and our global reach.”

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is an independent international consulting firm combining deep industry expertise and integrated solutions to assist companies and their legal counsel in addressing the challenges of uncertainty and risk, and leveraging opportunities for overall business improvement. Professional services include dispute, investigative, operational and business advisory, risk management and regulatory advisory, and transaction advisory solutions. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

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